Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Epsilon Energy Ltd. of our report dated April 10, 2025, relating to the consolidated financial statements of Peak BLM Lease LLC and Subsidiary, as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in Amendment No. 1 to the Current Report on Form 8-K of Epsilon Energy Ltd. dated November 14, 2025, and included in Epsilon Energy Ltd.’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 10, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Denver, Colorado January 13, 2026